EXHIBIT 99.1

Woodward Increases Quarterly Dividend by 14 Percent and Authorizes $600 million Stock Repurchase Program

FORT COLLINS, Colo., Jan. 25, 2024 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ: WWD) today announced that its Board of Directors approved a dividend of $0.25 per share, an increase of approximately 14 percent from the prior quarter’s dividend of $0.22 per share. The dividend will be payable on March 5, 2024, for stockholders of record as of February 20, 2024. Woodward also announced that its Board of Directors authorized a three-year stock repurchase program, under which up to $600 million in Woodward stock may be repurchased in the open market and private transactions. This new program replaces the previously authorized two-year $800 million repurchase program, which was initially authorized in January 2022, and under which the company repurchased approximately $572 million in stock.

“These announcements reflect Woodward’s strong balance sheet, ability to generate cash flow, and our balanced capital allocation strategy, which includes returning cash to shareholders through dividends and stock repurchases,” said Chip Blankenship, Chairman and CEO.

About Woodward, Inc.

Woodward is the global leader in the design, manufacture, and service of energy conversion and control solutions for the aerospace and industrial equipment markets. Together with our customers, we are enabling the path to a cleaner, decarbonized world. Our innovative fluid, combustion, electrical, propulsion and motion control systems perform in some of the world’s harshest environments. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Notice Regarding Forward-Looking Statements

The statements in this release contain forward-looking statements that involve risks and uncertainties, including statements concerning the company’s quarterly cash dividend, the amount and timing of any future dividend payments, the amount and timing of any potential repurchase of shares under the Company’s newly authorized stock repurchase program, as well as the Company’s strong balance sheet, ability to generate cash flow, and balanced capital allocation strategy. Actual results could differ materially from projections, or any other forward-looking statements, and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2023, and any subsequently filed Quarterly Report on Form 10-Q.

CONTACT:
Dan Provaznik
Director, Investor Relations
970-498-3849
Dan.Provaznik@woodward.com